CUSIP No. 301907  30  9                                       Page 7 of 9 Pages
                                                              Exhibit 1


                                                              June 30, 1998


Prometheus Pacific Growth Fund, LDC
c/o John Egan, Esq.
Curtis, Mallet-Prevost, Colt & Mosle
101 Park Ave.
New York, NY  10178

Gentlemen:

         Please refer to Section 7.12 of a certain Agreement dated as of June 30, 1998, by and between you and Eye Technology, Inc. ("ETI").

         This letter, when delivered to you at the address shown above, shall constitute our agreement and undertaking that, within five (5) days after the shareholders of ETI have approved an increase in the number of authorized shares of Common Stock to 100,000,000, as is currently contemplated, each of us will, for ourselves and any entity which we control or are affiliated, cause a total of 13,831 shares of Series B Preferred Stock of ETI to be fully converted into shares of Common Stock pursuant to the terms thereof, i.e., into a total of 45,365,680 shares of Common Stock.


                                                   Very truly yours,

                                                   /s/ Jonnie R. Williams
                                                   -----------------------------
                                                   Jonnie R. Williams

                                                   /s/ Francis E. O,Donnell, Jr.
                                                   -----------------------------
                                                   Francis E. O'Donnell, Jr.